Item 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Management’s Discussion and Analysis of Results of Operations and Financial Condition (“Management’s Discussion and Analysis”) is the Company’s analysis of its financial performance and of significant trends that may affect future performance. It should be read in conjunction with the consolidated and combined financial statements and notes included in this Annual Report on Form 10-K. It contains forward-looking statements including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations and intentions. The words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions identify forward-looking statements. The Company does not undertake to update, revise or correct any of the forward-looking information unless required to do so under the federal securities laws. Readers are cautioned that such forward-looking statements should be read in conjunction with the Company’s disclosures under “Forward-Looking Statements” and “Risk Factors” included elsewhere in this Annual Report on Form 10-K.

For purposes of this Management’s Discussion and Analysis, references to “Murphy USA”, the “Company”, “we”, “us” and “our” refer to Murphy USA Inc. and its subsidiaries on a consolidated basis.  For periods prior to completion of the Separation from Murphy Oil Corporation (“Murphy Oil” ), these terms refer to Murphy Oil’s U.S. retail marketing business and other assets and liabilities that were contributed to Murphy USA in connection with the Separation, including an allocable portion of Murphy Oil’s corporate costs, on a combined basis.

Management’s Discussion and Analysis is organized as follows:

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Executive Overview—This section provides an overview of our business and the results of operations and financial condition for the periods presented. It includes information on the basis of presentation with respect to the amounts presented in the Management’s Discussion and Analysis and a discussion of the trends affecting our business.

•	Results of Operations—This section provides an analysis of our results of operations, including the results of our business segments for the three years ended December 31, 2014.

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Capital Resources and Liquidity—This section provides a discussion of our financial condition and cash flows as of and for the three years ended December 31, 2014. It also includes a discussion of our capital structure and available sources of liquidity.

•	Critical Accounting Policies—This section describes the accounting policies and estimates that we consider most important for our business and that require significant judgment.

Executive Overview

Our Business and Separation from Murphy Oil

Our business consists primarily of the U.S. retail marketing business that was separated from Murphy Oil, our former parent company, plus one remaining ethanol production facility that has been recast as Discontinued Operations and other assets, liabilities and operating expenses of Murphy Oil that are associated with supporting the activities of the U.S. retail marketing operations.  The Separation was completed on August 30, 2013 through the distribution of 100% of the outstanding capital stock of Murphy USA to holders of Murphy Oil common stock on the record date of August 21, 2013. Murphy Oil stockholders of record received one share of Murphy USA common stock for every four shares of Murphy Oil common stock.  The Separation was completed in accordance with a separation and distribution agreement entered into between Murphy Oil and Murphy USA. Following the Separation, Murphy Oil retained no ownership interest in Murphy USA. The remaining ethanol facility that was contributed was sold in November 2015.

We market refined products through a network of retail gasoline stations and unbranded wholesale customers. Our owned retail stations are almost all located near Walmart stores and use the brand name Murphy USA®. We also market gasoline and other products at standalone stations under the Murphy Express brand. At December 31, 2014, we had a total of 1,263 Company stations in 23 states, principally in the Southwest, Southeast and Midwest United States.

In conjunction with the Separation, Murphy Oil received a private letter ruling from the Internal Revenue Service to the effect that the distribution will not result in any taxable income, gain or loss to Murphy Oil, except for taxable income or gain arising as a result of certain intercompany transactions, and no gain or loss will be recognized by (and no amount will be included in the income of) U.S holders of Murphy Oil common stock upon their receipt of shares of Murphy USA common stock in the distribution, except with respect to cash received in lieu of fractional shares of Murphy USA common stock.

Basis of Presentation

Murphy USA was incorporated in March 2013 in contemplation of the Separation, and until the Separation was completed on August 30, 2013, it had not commenced operations and had no material assets, liabilities or commitments.  Accordingly, the financial information presented in this Management’s Discussion and Analysis and the accompanying consolidated and combined financial statements reflect the combined historical results of operations, financial position and cash flows of the Murphy Oil subsidiaries and certain assets, liabilities, and operating expenses of Murphy Oil that comprise Murphy USA, as described above, as if such companies and accounts had been combined for all periods presented prior to August 30, 2013.

For the period prior to Separation, the consolidated and combined income statements also include expense allocations for certain corporate functions historically performed by Murphy Oil, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. These allocations are based primarily on specific identification, headcount or computer utilization. Murphy USA’s management believes the assumptions underlying the consolidated and combined financial statements, including the assumptions regarding allocating general corporate expenses from Murphy Oil, are reasonable. However, these consolidated and combined financial statements may not include all of the actual expenses that would have been incurred had the Company been a stand-alone company during the period prior to Separation and may not reflect the combined results of operations, financial position and cash flows had the Company been a stand-alone company during the entirety of the periods presented.

Actual costs that would have been incurred if Murphy USA had been a stand-alone company would depend upon multiple factors, including organizational structure and strategic decisions made in operational areas, including information technology and infrastructure.

Subsequent to the Separation, Murphy Oil continues to perform certain of these corporate functions on our behalf, for which we are charged a fee in accordance with the Transition Services Agreement entered into between Murphy Oil and Murphy USA on August 30, 2013 (the “Transition Services Agreement”).  There are also some services that are performed by Murphy USA on behalf of Murphy Oil and these are also being handled in accordance with the Transition Services Agreement.

The consolidated financial statements reflect our financial results for all periods subsequent to the Separation while the combined financial statements reflect our financial results for all periods prior to the Separation.  Accordingly:

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Our consolidated and combined statement of income and comprehensive income for the year ended December 31, 2013, consists of the consolidated results of Murphy USA for the four months ended December 31, 2013 and the combined results of Murphy Oil’s U.S. retail marketing business for the eight months ended August 31, 2013.  Our combined income statements and comprehensive income for the year  ended December 31, 2012 consists entirely of the combined results of Murphy Oil’s U.S. retail marketing business.

•	Our consolidated balance sheet at December 31, 2013, consists of the consolidated balances of Murphy USA.

•
Our consolidated and combined statement of cash flows for the year ended December 31, 2013, consists of the consolidated results of Murphy USA for the four months ended December 31, 2013 and the combined results of Murphy Oil’s U.S. retail marketing business for the eight months ended August 31, 2013.  Our combined statement of cash flows for the year ended December 31, 2012, consists entirely of the combined results of Murphy Oil’s U.S. retail marketing business.

•
Our consolidated and combined statement of changes in equity for the year ended December 31, 2013, consists of both the combined activity for Murphy Oil’s U.S. retail marketing business prior to August 30, 2013, and the consolidated activity of Murphy USA subsequent to the Separation. Our combined statement of changes in equity for the year ended December 31, 2012, consists entirely of the combined results of Murphy Oil’s U.S. retail marketing business.

Trends Affecting Our Business

Our operations are significantly impacted by the gross margins we receive on our fuel sales. These gross margins are commodity-based, change daily and are volatile. While we expect our total fuel sales volumes to grow and the gross margins we realize on those sales to remain strong, these gross margins can change rapidly due to many factors. These factors include, but are not limited to, the price of refined products, interruptions in supply caused by severe weather, severe refinery mechanical failures for an extended period of time, and competition in the local markets in which we operate. In addition, our ethanol production operations are impacted by the price of corn, and may be affected by future droughts and unfavorable planting and harvesting conditions and by ethanol demand levels in the United States which can be impacted by foreign imports and Federal and state regulations.

The cost of our main sales products, gasoline and diesel, is greatly impacted by the cost of crude oil in the United States. Generally, rising prices for crude oil increase the Company’s cost for wholesale fuel products purchased. When wholesale fuel costs rise, the Company is not always able to immediately pass these price increases on to its retail customers at the pump, which in turn squeezes the Company’s sales margin. Also, rising prices tend to cause our customers to reduce discretionary fuel consumption, which tends to reduce our fuel sales volumes. Crude oil prices plummeted in the last 6 months of 2014 by nearly 50%.  This led to larger than normal retail margins for the third and fourth quarters of the year ended December 31, 2014.   Margins into 2015 started strong but have weakened considerably as crude price volatility has leveled out and crude prices have started increasing which has a negative impact on retailers.

In addition, our revenues are impacted by our ability to leverage our diverse supply infrastructure in pursuit of obtaining the lowest cost of fuel supply available; for example, activities such as blending bulk fuel with ethanol and bio-diesel to capture and subsequently sell Renewable Identification Numbers (“RINs”).  Under the Energy Policy Act of 2005, the U.S.Environmental Protection Agency (“EPA”) is authorized to set annual quotas establishing the percentage of motor fuels consumed in the United States that must be attributable to renewable fuels. Companies that blend fuels are required to demonstrate that they have met any applicable quotas by submitting a certain amount of RINs to the EPA. RINs in excess of the set quota (as well as RINs captured by companies such as ours that are not subject to quotas) can then be sold in a market for RINs at then-prevailing prices.  The market price for RINs fluctuates based on a variety of factors, including but not limited to governmental and regulatory action.  In recent historical periods, we have benefited by our ability to attain RINs and sell them at favorable prices in the market.  RIN prices have been fairly stable throughout 2014 and into early 2015 as uncertainty remains in the market due to a lack of governmental action related to standards for 2014.  Our business model does not depend on our ability to generate revenues from RINs.  Revenue from the sales of RINs is included in “Other Operating Revenues” in the Consolidated and Combined Income Statements.

In August 2013, in connection with the Separation, we incurred $650 million of new debt from the issuance of senior secured notes and borrowings under the credit facilities, which we used to finance a cash dividend to Murphy Oil immediately prior to the Separation. We have already repaid $150 million of this debt, which was represented by a term loan.    We believe that we will generate sufficient cash from operations to fund our ongoing operating requirements. We expect to use the credit facilities to provide us with available financing intended to meet any ongoing cash needs in excess of internally generated cash flows. To the extent necessary, we will borrow under these facilities to fund our ongoing operating requirements. At December 31, 2014, we have additional available capacity under the committed $450 million credit facilities (subject to the borrowing base), together with capacity under a $200 million incremental uncommitted facility. There can be no assurances, however, that we will generate sufficient cash from operations or be able to draw on the credit facilities, obtain commitments for our incremental facility and/or obtain and draw upon other credit facilities.

On December 21, 2012, we signed an agreement with Walmart providing for the potential purchase of land to develop approximately 200 new Company stations located adjacent to existing Walmart stores in Walmart’s core market area covering the Southwest, Southeast, and Midwest United States. The construction program is expected to be completed over the next few years at a rate of 60 to 80 stores per year. In connection with this agreement, we expect to incur additional station operating and depreciation expenses due to the addition of new stores. However, we can provide no assurance that we will develop all or any of the sites as contemplated under the agreement. See “Risk Factors – Risk Relating to Our Business – Our ability to continue to generate revenue and operating income depends on our continued relationship with Walmart” in this Annual Report on Form 10-K.  The Company currently anticipates total capital expenditures (including purchases of Walmart properties and other land for future development) for the full year 2015 to range from approximately $230 million to $270 million depending on how many new sites are completed.  We intend to fund our capital program in 2015 primarily using operating cash flow, but will supplement funding where necessary using borrowings under available credit facilities.

We believe that our business will continue to grow in the future as we expect to build additional locations in close proximity to Walmart stores and other locations chosen by our real estate development team that have the characteristics we look for in a strong site. The pace of this growth is continually monitored by our management, and these plans can be altered based on operating cash flows generated and the availability of debt facilities.

Seasonality

Our business has inherent seasonality due to the concentration of our retail sites in certain geographic areas, as well as customer behaviors during different seasons.  In general, sales volumes and operating incomes are highest in the second and third quarters during the summer activity months and lowest during the winter months.

Business Segments
Our business is organized into one reporting segment (Marketing).  The Marketing segment includes our retail marketing sites and product supply and wholesale assets. Prior to December 2013, we also had an Ethanol segment which consisted of our ethanol production facilities located in Hankinson, North Dakota and in Hereford, Texas. After the Hankinson facility was sold in December 2013, we reassessed our segments and due to its small size, we have included the remainder of the former Ethanol segment in prior “Corporate” section which has been renamed “Corporate and other assets”.  Therefore, we have restated our segments for 2013 and all prior periods to reflect one remaining reporting segment, Marketing.  The Hereford facility began operations in early 2011 and we wrote down the carrying value at this facility at year end 2012 due to expectations of continued weak margins in the future.  In November 2015, the Company sold its Hereford, Texas ethanol facility to Green Plains, Inc. This sale has caused the reclassification of all amounts related to Hereford being reclassified to Discontinued Operations for all periods presented.
For operating segment information, see Note 20 “Business Segments” in the accompanying audited consolidated and combined financial statements for the three-year period ended December 31, 2014.

Results of Operations

Consolidated and Combined Results

For the year ended December 31, 2014, the Company reported net income of $243.9 million or $5.26 per diluted share on revenue of $16.99 billion.  Net income was $235.0 million for 2013 or $5.02 per diluted share on $17.81 billion in revenue.

A summary of the Company’s earnings by business segment follows:

	Year ended December 31,
(thousands of dollars)	2014	2013	2012
Marketing	$242,434	$164,013	$139,583
Corporate and other assets	(19,473)	(9,878)	(1,167)
Subtotal	222,961	154,135	138,416
Discontinued operations	20,902	80,898	(54,848)
Net income	$243,863	$235,033	$83,568

Net income for 2014 increased compared to 2013 primarily due to:

•	Higher retail fuel margins in the 2014 period;

•	Increased sales volumes in total and on a per site basis in 2014;

•	Higher contribution from the Hereford ethanol facility recorded in Discontinued Operations in 2014; and

•	Improved merchandise margin dollars in 2014.

Net income for the year ended December 31, 2013 increased compared to the prior year primarily due to:

•	Increased prices for RINs in 2013 over the prior year;

•	Income in our remaining ethanol plant operations because of higher crack spreads due to lower corn costs and higher ethanol prices is recorded in Discontinued Operations;

•	Slightly improved fuel margins in our retail marketing business; and

2014 versus 2013
Revenues for the year ended December 31, 2014 declined $828 million, or 4.6%, compared to 2013.  Leading the decline was a decrease in retail fuel prices of 16.5 cents per gallon (cpg) for the full year combined with lower wholesale prices.  Lower wholesale volumes for the year also played a part in the decline but were partially offset by increases in retail fuel volumes of 4.8% in total, partially due to increased store count.
Cost of sales on a combined basis declined $953 million, or 7.2%, compared to 2013.  This decline was due to significantly lower wholesale prices of motor fuel for both retail and wholesale as a result of the large decline in crude oil prices in the latter half of the year.
Station and other operating expenses were higher in 2014 than in 2013 due primarily to the addition of 60 new stores in 2014 compared to 39 stores added in 2013.  On an average per store month (APSM) basis, the expenses applicable to the retail marketing business increased 1.7% in 2014.  The largest area of increase was in maintenance expense as we invested more in site upgrades and repairs to reinvest in our brand image.
Selling, general and administrative expenses for 2014 were lower by $10.2 million.  The 2013 amount contained $15.4 million of spin related and other one-time, non-recurring charges.  After adjusting for those items, selling, general and administrative expense in 2014 is slightly higher by $5.2 million which was primarily related to higher employee benefit costs.
Interest expense in 2014 increased by $22.1 million compared to 2013 due to 2014 containing a full year of interest expense on the debt issued by the Company at the separation date from Murphy Oil.  The 2014 interest expense benefited by the May 2014 payoff of the remainder of the term loan of $150 million that was paid off over 2 years early.  The 2014 period also includes a charge of $1.9 million related to a write-off of deferred debt costs for the recently repaid term loan.
Other nonoperating income is up $10.0 million in the current year due primarily to settlement of an outstanding legal case in 2014.
Income tax expense is higher in 2014 by $16.3 million due to higher pre-tax earnings in 2014.  The effective rate in 2014 is 34.3% compared to an effective rate of 39.4% for 2013.  The 2014 rate benefited from a state income tax benefit of $6.8 million and $9.8 million in tax benefits related to settlement of tax contingencies and other matters that did not exist in 2013 results.
Income from discontinued operations is lower in the 2014 period by $60.0 million as the 2013 amount contained income from operations of Hankinson for the majority of the year combined with the gain on sale.  The amounts in 2014 represent the settlement of final working capital balances which resulted in a small gain on an after-tax basis for Hankinson plus the income from the operations of Hereford in 2014.

2013 versus 2012

Revenues for the year ended December 31, 2013 decreased $1.20 billion, or 6.3%, compared to 2012.  Significant items impacting these results include a decline in the price of retail fuel of 9.9 cpg, one less month of the Walmart $0.10/$0.15 per gallon discount program, a less favorable wholesale price environment during the year and overall weaker consumer demand partially offset by an increase in total retail fuel volumes sold of 0.8% which is partially attributable to an increased store count.

Cost of sales on a combined basis decreased $1.27 billion, or 6.7%, compared to 2012.  This decline is primarily due to a decrease in the purchase price of motor fuel for both the retail and wholesale locations.  Partially offsetting this decline was an increase in cost of sales for the increased store count in 2013.

Selling, general and administrative expenses for 2013 have increased $19.8 million, however this number includes $15.4 million of spin related and other one-time, non-recurring charges.  The remainder of the selling, general and administrative cost increases is due primarily to higher allocations of corporate charges from Murphy Oil for the 2013 period compared to the 2012 period for the periods prior to the Separation.

Interest expense is higher in 2013 compared to 2012 due to the issuance in mid-August 2013 of the $500 million Senior Notes to partially fund the cash dividend to Murphy Oil of $650 million paid at the completion of the Separation. In addition, concurrent with the Separation, the Company borrowed $150 million in a term loan under its credit facilities.  As these borrowings did not exist in the prior year, there is a large increase in interest expense that is in line with the transactions closed by management pre-spin.

Gain on sale of assets contains a gain of $6.0 million due to the sale of our North Dakota crude supply assets during the period.  These assets were a holdover from the Superior, Wisconsin refinery that was sold in 2011 and were deemed by management to be non-core to the Company.

Income tax expense increased in the period primarily due to the increase in pre-tax earnings.  The tax rate is at 39.4% for 2013 and 39.8% for 2012.   The 2012 effective rate is higher due to certain benefits recorded in 2013 that slightly lowered the state effective tax rate.

Income from discontinued operations for 2013 is $80.9 million, net of tax of $43.5 million compared to a loss of $54.8 million in 2012, net of tax benefit of $29.4 million.  The 2013 income from discontinued operations contains a gain on sale of the Hankinson ethanol facility of $52.5 million, net of tax of $28.3 million.  The facility was sold in December 2013.   Discontinued operations in both periods also includes the operations of Hereford including a loss on impairment in the Hereford facility of $61 million pre-tax in 2012.

Segment Results

Marketing

Net income in the Marketing segment for 2014 increased $78.4 million, or 47.8%, over 2013.  The primary reason for this increase was a significant increase in results from retail marketing due to the higher retail margins experienced in 2014.  These improved results were partially offset by lower performance from the product supply and wholesale operations of the Company.

The table below shows the results for the Marketing segment for the three years ended December 31, 2014 along with certain key metrics for the segment.

(Thousands of dollars, except volume per store month and margins)	Years Ended December 31,
Marketing Segment	2014	2013	2012

Revenues
Petroleum product sales	$14,728,527	$15,560,317	$16,854,985
Merchandise sales	2,161,378	2,159,466	2,144,347
Other	95,998	94,298	11,708
Total revenues	$16,985,903	$17,814,081	$19,011,040

Costs and operating expenses
Petroleum product cost of goods sold	14,074,579	15,009,955	16,298,316
Merchandise cost of goods sold	1,859,732	1,877,630	1,855,641
Station and other operating expenses	486,761	460,475	447,102
Depreciation and amortization	74,906	71,253	66,913
Selling, general and administrative	119,266	129,600	109,532
Accretion of asset retirement obligations	1,200	1,096	980
Total costs and operating expenses	$16,616,444	$17,550,009	$18,778,484

Income from operations	369,459	264,072	232,556

Other income (expense)
Gain (loss) on sale of assets	194	5,995	(1,005)
Other nonoperating income	438	169	91
Total other income (expense)	$632	$6,164	$(914)

Income from continuing operations
before income taxes	370,091	270,236	231,642
Income tax expense	127,657	106,223	92,059
Income from continuing operations	$242,434	$164,013	$139,583

	Years Ended December 31,
	2014	2013	2012
Gallons sold per store month	270,416	268,458	277,001
Fuel margin (cpg)	15.8	13	12.9
Fuel margin $ per store month	$42,821	$34,998	$35,815
Total tobacco sales revenue per store month	$114,727	$122,094	$127,785
Total non-tobacco sales revenue per store month	$32,096	$30,455	$28,644
Total merchandise sales revenue per store month	$146,823	$152,549	$156,429

Merchandise margin $ per store month	$20,491	$19,909	$21,061
Merchandise margin as a percentage of merchandise sales	14%	13.1%	13.5%
Store count at end of period	1,263	1,203	1,165
Average retail sites open during the period (store months)	1,227	1,180	1,142

2014 versus 2013

Total fuel volumes for the years ended December 31, 2014 and 2013 were 3.98 billion gallons and 3.80 billion gallons, respectively.  Retail fuel volumes in 2014 on an APSM basis were higher by 0.7% compared to 2013. The improvement in retail volumes on an APSM was due to decreasing retail prices in the last six months of 2014 combined with an increase of a partial month in the duration of the Walmart discount program year over year.
The Marketing segment had total revenues of $17.0 billion in 2014 compared to approximately $17.8 billion in 2013, a decrease of $0.8 billion. Revenue amounts included excise taxes collected and remitted to government authorities of $1.9 billion in 2014 and 2013. Total fuel sales volumes per station averaged 270,416 gallons per month in 2014,  up 0.7% from 268,458 gallons per month in the prior year. Fuel margin increased in 2014 to 15.8 cpg, compared to 13.0 cpg in the prior year. The higher fuel margins in the period were attributed to decreasing wholesale prices in the latter half of 2014, which caused margins to expand from prior year levels. Total product supply and wholesale margin dollars excluding RINs were $13.5 million in the year ended December 31, 2014 period compared to $54.2 million in 2013.  These product supply and wholesale margin dollars do not include $19.1 million and $20.0 million of combined operating expense and SG&A costs for the years ended December 31, 2014 and 2013, respectively. Also impacting operating income positively in the year ended December 31, 2014 was sale of RINs of $92.9 million compared to $91.4 million in the prior year.  During 2014, 195 million RINs were sold at an average selling price of $0.48 per RIN.
Merchandise sales were essentially flat in 2014 at $2.2 billion, up $1.9 million from 2013 levels. Merchandise margins increased 0.9%, from 13.1% in the 2013 period to 14.0% in 2014. This improvement in margin was caused by increased sales of higher margin non-tobacco items that combined with higher margins on tobacco items other than cigarettes.  Total non-tobacco sales revenues increased 9.6% and related margin dollars increased 11.1% year over year.  Categories showing the most improvement in 2014 include dispensed beverages, beer, wine and liquor, and general merchandise.  On an APSM basis, total merchandise sales were down 3.8% with tobacco products down 6.0%, partially offset by a 5.4% increase in non-tobacco sales.  Total margins on an APSM basis for 2014 were up 2.9% with tobacco margins up 0.5%, combined with a 6.9% increase in non-tobacco margins.
Station and other operating expenses increased $26.3 million in 2014 compared to 2013 levels, an increase of 5.7%. This increase was due mainly to higher store counts in the 2014 period. The largest area of increase within station and other operating expenses was related to maintenance expense in the 2014 period compared to the prior year.  The 2014 contained higher charges for maintenance related to site upgrades and repairs to reinvest in our brand image.  Excluding credit card fees on an APSM basis, station and other operating expenses at the retail level only increased 0.9% over 2013 levels.
Depreciation and amortization increased $3.7 million in 2014, an increase of 5.1%. This increase was caused by more stores operating in the 2014 period compared to the prior year.
Selling, general and administrative expenses decreased $10.3 million in 2014 compared to 2013.  The 2013 period contained $15.4 million of spin-related and other one-time, non-recurring costs.  After considering the $15.4 million of costs in the prior year, the 2014 period had higher costs of $5.1 million which was primarily caused by higher employee benefit costs in 2014.

2013 versus 2012

Total fuel volumes for the years ended December 31, 2013 and 2012 were 3.80 billion gallons attributable primarily to an increased store count in 2013.  However, retail fuel volumes in 2013 on an average per store month (APSM) basis were lower by 3.1% compared to 2012.  The decline in retail volumes on an APSM was due to significantly less price volatility year over year, a decrease in the duration of the Walmart discount program year over year, and overall weaker consumer demand.

Total period revenues for the Marketing segment were approximately $17.8 billion in 2013 compared to approximately $19.0 billion in 2012, a decrease of $1.2 billion. Revenue amounts included excise taxes collected and remitted to government authorities of $1.9 billion in 2013 and $2.0 billion in 2012. Total fuel sales volumes per station averaged 268,458 gallons per month in 2013, down 3.1% from 277,001 gallons per month in the prior year. Fuel margin increased slightly in 2013 to 13.0 cpg, compared to 12.9 cpg in the prior year. The slightly higher fuel margins in the period were attributed to periods of decreasing wholesale prices, which caused margins to expand slightly from prior year levels. Total product supply and wholesale margin dollars excluding RINs were $54.2 million in the year ended December 31, 2013 period compared to $65.1 million in 2012.  These product supply and wholesale margin dollars do not include $20.0 million and $18.5 million of combined operating expense and SG&A costs for the years ended December 31, 2013 and 2012, respectively. Also impacting operating income positively in the year ended December 31, 2013 was sale of RINs of $91.4 million compared to $8.9 million in the prior year.  During 2013, 171 million RINs were sold at an average selling price of $0.53 per RIN.
Merchandise sales increased slightly to $2.2 billion in 2013, up $15.1 million from 2012 levels. Merchandise margins decreased 0.4%, from 13.5% in the 2012 period to 13.1% in 2013. This decline in margin was caused by pressure on certain tobacco related product margins, which was partially offset by increased sales of higher margin non-tobacco items sold in our stores. Total non-tobacco sales revenues increased 9.8% and related margin dollars increased 7.0% year over year.  Categories showing the most improvement in 2013 include beverages, candy, salty snacks, and lottery/lotto.  On an APSM basis, total merchandise sales were down 2.5% with tobacco products down 4.5%, partially offset by a 6.3% increase in non-tobacco sales.  Total margins on an APSM basis for the year were down 5.5% with tobacco margins down 10.3%, partially offset by a 3.6% increase in non-tobacco margins.  Merchandise margins on an APSM basis in 2013 were slightly lower than in 2012 with a decrease in merchandise sales revenue per store month of 2.5%, which was more than offset by an increased number of stores operating in 2013.
Station and other operating expenses increased $13.4 million in 2013 compared to 2012 levels, an increase of 3.0%. This increase was due to higher store counts in the 2013 period. The largest line item increases within station and other operating expenses were salaries, benefits and taxes, maintenance, and environmental charges in the 2013 period compared to the prior year, partially offset by lower credit card fees due to lower sales prices.  Excluding credit card fees on an APSM basis, station and other operating expenses at the retail level only increased 1.9% over 2012 levels.
Depreciation and amortization increased $4.3 million in 2013, an increase of 6.5%. This increase was caused by more stores operating in the 2013 period compared to the prior year.
Selling, general and administrative expenses increased $20.1 million in 2013 compared to 2012. This increase was primarily due to higher corporate overhead costs charged to Murphy USA by Murphy Oil for shared services during the period prior to the spin-off along with higher spin-related and other one-time, non-recurring costs of $15.4 million.
Corporate and other assets

2014 versus 2013
After-tax net income for Corporate and other assets improved in 2014 to a loss of $19.5 million compared to a loss of $9.9 million in 2013. The 2014 year included income from settlement of a legal case which was nearly offset by the increased interest expense in the Corporate and other assets area due to a full year of outstanding debt.   Also included in 2014 was a charge of $1.9 million related to write-off of deferred debt costs for the term loan that was repaid in 2014.  Interest expense in 2014 was $36.6 million, an increase of $22.1 million due to a full year of debt outstanding in the current year.

2013 versus 2012
After-tax net income for Corporate and other assets improved in 2013 to a loss of $9.9 million compared to a loss of $1.2 million in 2012.  The 2013 year results included increased interest expense in the Corporate and other assets area due to the debt taken out to pay a cash dividend to Murphy Oil concurrent with the Separation.  This increase in interest expense was due to amounts drawn down since the August 2013 issuance of $500 million in Senior Notes and the drawdown of $150 million in term loan under our credit facilities.

Discontinued Operations

2014 versus 2013

Discontinued operations in 2014 related to the final adjustments to working capital from the sale of the Hankinson plant, resulting in a gain of $0.8 million, net of tax, for 2014.  The 2014 year included income from the Hereford plant of $20.1 million. Hereford improved its contribution by $17.2 million in 2014 due to improved operations with 3% higher yields for the year and higher crush spreads. See Note 4 “Discontinued Operations” in the accompanying audited consolidated and combined financial statements for more information on the disposed assets.

2013 versus 2012

Discontinued operations in 2012 contained the operations of Hankinson. The 2013 year included income from the Hereford plant. 2012 also contained the impairment charge taken on the Hereford plant of $39.6 million, net of tax.  See Note 4 “Discontinued Operations” in the accompanying audited consolidated and combined financial statements for more information on the disposed assets.

Non-GAAP Measures

The following table sets forth the Company’s Adjusted EBITDA for the three years ended December 31, 2014.  EBITDA means net income (loss) plus net interest expense, income tax expense, and depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, gain (loss) on sale of assets and other non-operating expense (income)).  EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).

We use EBITDA and Adjusted EBITDA in our operational and financial decision-making, believing that such measures are useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance.  However, non-GAAP financial measures are not a substitute for GAAP disclosures, and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.

The reconciliation of net income to EBITDA and Adjusted EBITDA follows:

	Years Ended December 31,
(Thousands of dollars)	2014	2013	2012

Net income	$243,863	$235,033	$83,568
Income taxes	116,386	100,059	91,525

Interest expense, net of interest income	36,402	13,410	212
Depreciation and amortization	79,087	74,053	68,299
EBITDA	475,738	422,555	243,604

(Income) loss from discontinued operations, net of taxes	(20,902)	(80,898)	54,848
Impairment of properties	—	—	—
Accretion of asset retirement obligations	1,200	1,096	980
(Gain) loss on sale of assets	(194)	(5,995)	1,005
Other nonoperating income (loss)	(10,166)	(169)	(92)
Adjusted EBITDA	$445,676	$336,589	$300,345

The Company also considers Free Cash Flow in the operation of its business.  Free cash flow is defined as net cash provided by operating activities in a period minus payments for property and equipment made in that period.  Free cash flow is also considered a non-GAAP financial measure.  Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for us in evaluating the Company’s performance.  Free cash flow should be considered in addition to, rather than as a substitute for consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Numerous methods may exist to calculate a company’s free cash flow.  As a result, the method used by our management to calculate our free cash flow may differ from the methods other companies use to calculate their free cash flow.  The following table provides a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow:

	Years Ended December 31,
(Thousands of dollars)	2014	2013	2012
Net cash provided by operating activities	$305,582	$356,698	$237,427
Payments for property and equipment	(135,339)	(163,303)	(103,152)
Free cash flow	$170,243	$193,395	$134,275

Capital Resources and Liquidity

Significant sources of capital

As of December 31, 2014, we had $328.1 million of cash and cash equivalents.  Our cash management policy provides that cash balances in excess of a certain threshold are reinvested in certain types of low-risk investments.
We obtained borrowing capacity under a committed $450 million asset based loan facility (the “ABL facility”) (subject to the borrowing base) and a $150 million term facility, as well as a $200 million incremental uncommitted facility.    As described below, concurrent with the Separation, we borrowed $150 million under the term facility, the proceeds of which were used, together with the net proceeds of the issuance of senior unsecured notes, to finance a $650 million cash dividend to Murphy Oil.  The $150 million term facility has been fully repaid as of May 2014.  At December 31, 2014 we had $450 million of borrowing capacity that we could utilize for working capital and other general corporate purposes, including to the support of our operating model as described herein. Our borrowing base is approximately $174 million based on December 31, 2014 balance sheet information.  See “Debt – Credit Facilities” for the calculation of our borrowing base.
We believe our short-term and long-term liquidity is adequate to fund not only our operations, but also our anticipated near-term and long-term funding requirements, including capital spending programs, execution of announced share repurchase programs, potential dividend payments, repayment of debt maturities and other amounts that may ultimately be paid in connection with contingencies.
Cash presented on our combined balance sheets prior to the Separation represented cash on hand at our retail locations, cash that had not yet been transferred to Murphy Oil and cash held by us at our ethanol manufacturing operations at that time.  We reflected transfers of cash to and from Murphy Oil’s cash management system as a component of net parent investment on our combined balance sheets, and these net transfers of cash were reflected as a financing activity in our combined statements of cash flows.

Operating Activities

Net cash provided by operating activities was $305.6 million for the year ended December 31, 2014 and $356.7 million for the comparable period in 2013, a decrease of 14.3%, primarily because of improved operating performance and decrease of accounts payable in 2014 and timing of month end compared to our receivables positions.  Net income improved $8.8 million in 2014 compared to 2013 and the amount of cash generated from drawdown of working capital in the 2014 period declined by  $107.3 million.    Net cash provided by operating activities was $237.4 million in 2012. The primary reason for changes in the amounts between 2013 and 2012 related to a higher use of cash to build working capital compared to the prior year, which was the main driver in the increase of $119.3 million on total operating cash flows.    Included in net cash provided by operating activities were cash flows provided by discontinued operations of $28.9 million in 2014, $80.6 million in 2013, and cash flows used of $34.6 million in 2012. These cash flows provided by discontinued operations were generated from the Hankinson and Hereford ethanol operations.

Investing Activities

For the year ended December 31, 2014, cash required by investing activities was $149.4 million compared to cash provided by investing activities of $12.9 million in 2013. The investing cash decrease of $162.3 million in 2014 was primarily due to the proceeds from the sale of Hankinson that resulted in investing cash flows from discontinued operations that did not recur.  Capital expenditures in 2014 required cash of $138.9 million compared to $164.5 million in 2013.  The primary reason for the decrease in capital expenditures in 2014 relates to the land purchase required under the December 2012 agreement with Walmart that was paid in January 2013 partially offset by an increase in station construction cost over the prior year.

In 2013, cash provided by investing activities was $12.9 million while 2012 required cash from investing activities of $112.1 million due primarily to the sale of the Hankinson ethanol plant in 2013. For 2012, virtually all of the cash used for investing activities related to capital expenditures to build 37 retail marketing locations and ethanol plant improvements.

Financing activities

Financing activities in the year ended December 31, 2014 used cash of $122.8 million compared to use of $132.2 million in the year ended December 31, 2013. This decreased use of cash was due to no repeat of cash used to pay distributions to the former parent partially offset by lower debt repayment.  2014 did include $51.3 million for purchase of treasury stock.  Net cash required by financing activities in 2012 was $104.9 million. In 2012, virtually all of the change was due to movements in accounts related to the net parent investment between Murphy USA and Murphy Oil.
 Debt
In connection with the Separation, we incurred an aggregate of $650 million in long-term debt, the proceeds of which we used to finance a cash dividend to Murphy Oil that was paid on the separation date.  Our long-term debt at December 31, 2014 and 2013 was as set forth below:

	December 31,
(Thousands of dollars)	2014	2013
6% senior notes due 2023 (net of unamortized discount of $7,557 at 2014 and $8,422 at 2013)	$492,443	$491,578
Term loan due 2016 (effective rate of 3.71% at December 31, 2013)	—	70,000
Less current maturities	—	(14,000)
Total long-term debt	$492,443	$547,578

Senior Notes
On August 14, 2013, Murphy Oil USA, Inc., our primary operating subsidiary, issued 6.00% Senior Notes due 2023 (the “Senior Notes”) in an aggregate principal amount of $500 million. The Senior Notes are fully and unconditionally guaranteed by Murphy USA, and are guaranteed by certain 100% owned subsidiaries that guarantee our credit facilities. The indenture governing the Senior Notes contains restrictive covenants that limit, among other things, the ability of Murphy USA, Murphy Oil USA, Inc. and the restricted subsidiaries to incur additional indebtedness or liens, dispose of assets, make certain restricted payments or investments, enter into transactions with affiliates or merge with or into other entities.
The Senior Notes and the guarantees rank equally with all of our and the guarantors’ existing and future senior unsecured indebtedness and effectively junior to our and the guarantors’ existing and future secured indebtedness (including indebtedness with respect to the credit facilities) to the extent of the value of the assets securing such indebtedness.  The Senior Notes are structurally subordinated to all of the existing and future third-party liabilities, including trade payables, of our existing and future subsidiaries that do not guarantee the notes.
We used the net proceeds of the Senior Notes, together with borrowings under the credit facilities, to finance a cash dividend of $650 million from Murphy Oil USA, Inc. to Murphy Oil paid in connection with the Separation.
On June 17, 2014, we closed an exchange offer for our Senior Notes to make them eligible for public resale, as required by a registration rights agreement entered into in connection with the issuance of the Senior Notes.  All of the Senior Notes were tendered for exchange.

Credit Facilities

On August 30, 2013, we entered into a credit agreement, which provides for a committed $450 million asset-based loan (ABL) facility (with availability subject to the borrowing base described below) and a $150 million term facility. It also provides for a $200 million uncommitted incremental facility.  On August 30, 2013, Murphy Oil USA, Inc. borrowed $150 million under the term facility, the proceeds of which were used, together with the net proceeds of the offering of the Senior Notes, to finance the $650 million cash dividend to Murphy Oil.  The term facility was repaid in full in May 2014.  On September 2, 2014, we amended the credit agreement to extend the maturity date to September 2, 2019 and amend the terms of the various covenants.

The borrowing base is expected, at any time of determination, to be an amount (net of reserves) equal to the sum of:

•	100% of eligible cash at such time, plus

•	90% of eligible credit card receivables at such time, plus

•	90% of eligible investment grade accounts, plus

•	85% of eligible other accounts, plus

•	80% of eligible product supply/wholesale refined products inventory at such time, plus

•	75% of eligible retail refined products inventory at such time, plus the lesser of (i) 70% of the average cost of eligible retail merchandise inventory at such time and (ii) 85% of the net orderly liquidation value of eligible retail merchandise inventory at such time.

The ABL facility includes a $75 million sublimit on swingline loans and a $200 million sublimit for the issuance of letters of credit. Swingline loans and letters of credit issued under the ABL facility reduce availability under the ABL facility.

Interest payable on the credit facilities is based on either:

•	the London interbank offered rate, adjusted for statutory reserve requirements (the “Adjusted LIBO Rate”); or

•
the Alternate Base Rate, which is defined as the highest of (a) the prime rate, (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) the one-month Adjusted LIBO Rate plus 1.00% per annum,

•
plus, (A) in the case Adjusted LIBO Rate borrowings, (i) with respect to the ABL facility, spreads ranging from 1.50% to 2.00% per annum depending on the average availability under the ABL facility or (ii) with respect to the term facility, spreads ranging from 2.75% to 3.00% per annum depending on a secured debt to EBITDA ratio and (B) in the case of Alternate Base Rate borrowings, (i) with respect to the ABL facility, spreads ranging from 0.50% to 1.00% per annum depending on the average availability under the ABL facility or (ii) with respect to the term facility, spreads ranging from 1.75% to 2.00% per annum depending on a secured debt to EBITDA ratio.

The interest rate period with respect to the Adjusted LIBO Rate interest rate option can be set at one-, two-, three-, or six-months as selected by us in accordance with the terms of the credit agreement.

We were obligated to make quarterly principal payments on the outstanding principal amount of the term facility beginning on the first anniversary of the effective date of the credit agreement in amounts equal to 10% of the term loans made on such effective date, with the remaining balance payable on the scheduled maturity date of the term facility. Borrowings under the credit facilities are prepayable at our option without premium or penalty. We were also required to prepay the term facility with the net cash proceeds of certain asset sales or casualty events, subject to certain exceptions. The credit agreement also includes certain customary mandatory prepayment provisions with respect to the ABL facility.

The credit agreement contains certain covenants that limit, among other things, the ability of us and our subsidiaries to incur additional indebtedness or liens, to make certain investments, to enter into sale-leaseback transactions, to make certain restricted payments, to enter into consolidations, mergers or sales of material assets and other fundamental changes, to transact with affiliates, to enter into agreements restricting the ability of subsidiaries to incur liens or pay dividends, or to make certain accounting changes. In addition, the credit agreement requires us to maintain a fixed charge coverage ratio of a minimum of 1.0 to 1.0 when availability for at least three consecutive business days is less than the greater of (a) 17.5% of the lesser of the aggregate ABL facility commitments and the borrowing base and (b) $70,000,000 (including as of the most recent fiscal quarter end on the first date when availability is less than such amount).  As of December 31, 2014, our fixed charge coverage ratio was 1.30.  Prior to the repayment of the term loan, we were also subject to a maximum secured debt to EBITDA ratio of 4.5 to 1.0 at any time when term facility commitments or term loans thereunder were outstanding.

After giving effect to the applicable restrictions on certain payments, which could include dividends under the credit agreement (which restrictions are only applicable when availability under the credit agreement does not exceed the greater of 25% of the lesser of the revolving commitments and the borrowing base and $100 million (and if availability under the credit agreement does not exceed the greater of 40% of the lesser of the revolving commitments and the borrowing base and $150 million, then our fixed charge coverage ratio must be at least 1.0 to

1.0) and the indenture, and subject to compliance with applicable law.  As of December 31, 2014, the Company had approximately $107.5 million of its net income and retained earnings free of such restrictions.

All obligations under the credit agreement are guaranteed by Murphy USA and the subsidiary guarantors party thereto, and all obligations under the credit agreement, including the guarantees of those obligations, are secured by certain assets of Murphy USA, Murphy Oil USA, Inc. and the guarantors party thereto.

Contractual Obligations

The following table summarizes our aggregate contractual fixed and variable obligations as of December 31, 2014.

(Thousands of dollars)	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years

Debt obligations (a)	$492,443	$—	$—	$—	$492,443
Operating lease obligations	147,713	22,884	32,321	18,342	74,166
Purchase obligations (b)	169,797	130,790	39,007	—	—
Asset retirement obligations	112,785	—	—	—	112,785
Other long-term obligations, including interest on long-term debt	282,865	47,950	63,427	62,859	108,629

Total	$1,205,603	$201,624	$134,755	$81,201	$788,023

(a)	For additional information, see Note 8 “Long-Term Debt” in the accompanying audited consolidated and combined financial statements.

(b)
Primarily includes ongoing new retail station construction in progress at December 31, 2014 and commitments to purchase land from Walmart and other landowners. See Note 17 “Commitments” in the audited consolidated and combined financial statements for the year ended December 31, 2014.

Capital Spending

Capital spending and investments in our Marketing segment relate primarily to the acquisition of land and the construction of new Company stations. Our Marketing capital is also deployed to improve our existing sites, which we refer to as sustaining capital. We also use sustaining capital in this business as needed to ensure reliability and continued performance of our sites.  We also invest in our Corporate and other assets segment which is primarily spin-related infrastructure costs that benefit the entire Company along with capital spending at the remaining Hereford ethanol plant. The following table outlines our capital spending and investments by segment for the three years ended December 31, 2014:

(Thousands of dollars)	2014	2013	2012
Marketing:
Company stores	$111,174	$141,221	$72,895
Terminals	1,696	2,251	—
Sustaining capital	18,269	18,579	30,257
Corporate and other assets	4,200	8,169	—
Discontinued operations	3,549	1,752	8,441
Total	$138,888	$171,972	$111,593

        We currently expect capital expenditures for the full year 2015 to range from approximately $230 million to $270 million, including $206 million to $246 million for the retail marketing business,  $4 million for the remaining ethanol facility, $15 million for product supply and wholesale operations and $5 million for Corporate and other assets needs.  See Note 17 “Commitments” in the audited consolidated and combined financial statements for the three years ended December 31, 2014 included in this Annual Report on Form 10-K. Within our retail marketing spending, we anticipate approximately $26 million will be sustaining capital with the remainder invested in construction of new Company stations and land acquisition.

Critical Accounting Policies
Impairment of Long-Lived Assets
Individual retail sites are reviewed for impairment periodically or whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Our primary indicator that operating store assets may not be recoverable is consistent negative cash flow for a twelve-month period for those retail sites that have been open in the same location for a sufficient period to allow for meaningful analysis of ongoing results. We also monitor other factors when evaluating retail sites for impairment, including individual site execution of operating plans and local market conditions.
When an evaluation is required, the projected future undiscounted cash flows to be generated from each retail site over its remaining economic life are compared to the carrying value of the long-lived assets of that site to determine if a write-down of the carrying value to fair value is required. When determining future cash flows associated with an individual retail site, we make assumptions about key variables such as sales volume, gross margins and expenses. Cash flows vary for each retail site year to year. Changes in market demographics, traffic patterns, competition and other factors impact the overall operations of certain of our individual retail site locations. Similar changes may occur in the future that will require us to record impairment charges. We have not made any material change in the methodology used to estimate future cash flows of retail site locations during the past three years.
Our impairment evaluations are based on assumptions we deem to be reasonable. If the actual results of our retail sites are not consistent with the estimates and judgments we have made in estimating future cash flows and determining fair values, our actual impairment losses could vary positively or negatively from our estimated impairment losses. Providing sensitivity analysis if other assumptions were used in performing the impairment evaluations is not practical due to the significant number of assumptions involved in the estimates.
Tax Matters
We are subject to extensive tax liabilities imposed by multiple jurisdictions, including income taxes, indirect taxes (excise/duty, sales/use, and gross receipts taxes), payroll taxes, franchise taxes, withholding taxes and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities that cannot be predicted at this time. In addition, we have received claims from various jurisdictions related to certain tax matters. Tax liabilities include potential assessments of penalty and interest amounts.
We record tax liabilities based on our assessment of existing tax laws and regulations. A contingent loss related to a transactional tax claim is recorded if the loss is both probable and estimable. The recording of our tax liabilities requires significant judgments and estimates. Actual tax liabilities can vary from our estimates for a variety of reasons, including different interpretations of tax laws and regulations and different assessments of the amount of tax due. In addition, in determining our income tax provision, we must assess the likelihood that our deferred tax assets will be recovered through future taxable income. Significant judgment is required in estimating the amount of valuation allowance, if any, that should be recorded against those deferred income tax assets. If our actual results of operations differ from such estimates or our estimates of future taxable income change, the valuation allowance may need to be revised. However, an estimate of the sensitivity to earnings that would result from changes in the assumptions and estimates used in determining our tax liabilities is not practicable due to the number of assumptions and tax laws involved, the various potential interpretations of the tax laws, and the wide range of possible outcomes. The Company is occasionally challenged by taxing authorities over the amount and/or timing of recognition of revenues and deductions in its various income tax returns.  Although the Company believes it has adequate accruals for matters not resolved with various taxing authorities, gains or losses could occur in future years from changes in estimates or resolution of outstanding matters.  See Note 10 “Income Taxes” in the accompanying audited consolidated and combined financial statements for the three-year period ended December 31, 2014 for a further discussion of our tax liabilities.
Asset Retirement Obligations
We operate above ground and underground storage tanks at our facilities. We recognize the estimated future cost to remove these underground storage tanks (“USTs”) over their estimated useful lives. We record a discounted liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset at the time a UST is installed. We depreciate the amount added to cost of the property and recognize accretion expense in connection with the discounted liability over the remaining life of the UST.
We have not made any material changes in the methodology used to estimate future costs for removal of a UST during the past three years. We base our estimates of such future costs on our prior experience with removal and normal and customary costs we expect to incur associated with UST removal. We compare our cost estimates with our actual removal cost experience, if any, on an annual basis, and if the actual costs we experience exceed our original estimates, we will recognize an additional liability for estimated future costs to remove the USTs. Because these estimates are subjective and are currently based on historical costs with adjustments for estimated future changes in the associated costs, the dollar amount of these obligations could change as more information is obtained. There were no material changes in our asset retirement obligation estimates during 2014, 2013 or 2012. See also Note 9 “Asset Retirement Obligation” in the accompanying audited consolidated and combined financial statements for the three-year period ended December 31, 2014.